Exhibit 4.2

                                   Exhibit A

                                PROMISSORY NOTE

      The undersigned corporation, duly authorized, promises to pay to the order of Corporate Capital Management, LLC, at 10125 Crosstown Circle, Suite 210, Eden Prairie, MN 55344, or at such other place as the holder hereof may designate in writing, the sum of TWENTY THOUSAND DOLLARS ($20,000) dollars, payable in accordance with the Letter Agreement of the same date between the undersigned corporation, Corporate Capital Management, LLC and SecureD Services, Inc., a Delaware corporation, to which this Promissory Note is attached as Exhibit A and incorporated herein by reference.

      Prepayment of this note with interest to date of payment may be made at any time without penalty.

      If the holder deems itself insecure or if default be made in payment of the whole or any part of any installment at the time when or the place where the same becomes due and payable as aforesaid, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of said election at once become due and payable. In event of any such default or acceleration, the undersigned, jointly and severally, agree to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

      Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived and the undersigned consent to the release of security, or any part thereof, with or without substitution.

                                        Southern Software Group, Inc.


Date:                                   By
    -----------------------               ------------------------------------
                                          Ernie Wagner, President